EXHIBIT 99.1

IOMED Contacts:
Brian Mower CFO (801) 975-1191 bmower@iomed.com	Betsy Truax Investor Relations (208) 241-3704 info@iomed.com

IOMED Receives Shareholder Approval of
Merger Agreement with ReAble Therapeutics

Salt Lake City, UT (August 8, 2007) — IOMED, Inc. (AMEX:IOX) today announced that its shareholders voted to adopt the definitive merger agreement pursuant to which Iomed will be acquired by ReAble Therapeutics, Inc.  The shareholder vote is a condition to the closing of the acquisition.  The proposed acquisition was announced on May 18, 2007 and is expected to close, subject to satisfaction or waiver of additional customary closing conditions set forth in the merger agreement, on August 9, 2007.

ABOUT REABLE THERAPEUTICS, INC.

ReAble (formerly Encore Medical Corporation) is a diversified rehabilitation and orthopedic device company, that develops, manufactures and distributes a comprehensive range of high-quality medical devices used by physicians, therapists, athletic trainers, orthopedic surgeons, and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events, and sports-related injuries. Through its Orthopedic Rehabilitation Division, ReAble is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement.  ReAble’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products.  ReAble was acquired by The Blackstone Group, the private equity firm, in a “go private” transaction in November 2006.  For more information, visit www.reableinc.com .

ABOUT IOMED, INC.

IOMED is a diversified drug delivery product and technology company, focused primarily on iontophoresis.  Iontophoresis is a technology that delivers pharmaceuticals transdermally using electric current to ionize drug molecules and propel them through the skin. Iontophoresis is used to deliver medication both locally and systemically.  IOMED is publicly traded on the American Stock Exchange under the symbol IOX. For more information, visit www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding the proposed merger with ReAble Therapeutics and Iomed’s future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including the definitive proxy statement regarding the proposed merger and Iomed’s reports on Forms 10-K, 10-Q and 8-K.

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